Exhibit 10.72
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (“Agreement”) is made as of [ ò ] (the “Effective Date”), by and between Core Natural Resources, Inc. (together with its subsidiaries, the “Company”) and [ ò ] (the “Employee”).
WHEREAS, the Company considers Employee to be a valuable member of the Company’s business and an important part of the continued growth and success of the Company’s business and, accordingly, in order to provide an incentive for Employee to remain employed with the Company, the Company is providing Employee with the following severance award (the “Severance Award”) on the terms set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including but not limited to the grant of the Severance Award, Employee’s continued employment with the Company, and the parties intending to be legally bound, the parties hereto agree as follows:
1.Position; Compensation and Benefits.
(a)Position and Duties. As of the Effective Date, Employee shall serve as the [Title] of the Company. In such capacity, Employee shall have such responsibilities, powers and duties customarily associated with such position or as may from time to time be prescribed by the Chief Executive Officer of the Company]1; provided that such prescribed responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company.
(b)Base Salary. During Employee’s term of employment with the Company, Employee will receive an annual base salary, payable in accordance with the normal payroll practices of the Company.
(c)Bonuses. During Employee’s term of employment with the Company, Employee will be eligible to receive an annual cash bonus on such terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.
(d)Long-Term Incentive Plan. During Employee’s term of employment with the Company, Employee will be eligible to participate in any long-term incentive compensation plan maintained by the Company from time to time, on the terms established by the Board or the Compensation Committee of the Board, as applicable.
(e)Benefits. During Employee’s term of employment with the Company, Employee will be entitled to participate in all employee benefit and fringe benefit plans and arrangements made available by the Company to its executives and key management employees, upon the terms and subject to the conditions set forth in the applicable plan or arrangement.
2.Severance Award.
(a)Severance upon Non-CIC Qualifying Termination. The Company agrees that if Employee’s employment is terminated by the Company without Cause or Employee resigns for Good Reason, and such termination or resignation does not occur during the CIC Protection Period (a “Non-
1 For Executive Chair/CEO agreement, the Board of Directors has this responsibility.

CIC Qualifying Termination”) then, subject to Section 2(d) and the other terms of this Agreement, Employee will be entitled to receive the following payments and benefits:
(i)an amount in cash equal to 1.5 times Employee’s Annual Base Salary, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;2
(ii)to the extent unpaid as of the Date of Termination, an amount in cash equal to the annual bonus earned by Employee for the calendar year prior to the calendar year in which the Date of Termination occurs, based on actual performance for such year, provided that any metric based upon individual performance (as opposed to Company performance) shall be based upon the higher of such Employee’s actual performance and target; which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;
(iii) an amount in cash equal to a pro-rata portion of the annual bonus for the calendar year in which the Date of Termination occurs, determined by multiplying (x) the annual bonus amount based on actual performance for the year, provided that any metric based upon individual performance (as opposed to Company performance) shall be based upon the higher of such Employee’s actual performance and target, by (y) a fraction, using the number of days of the calendar year elapsed prior to the Date of Termination as the numerator and the number of days in such calendar year as the denominator, payable no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs;
(iv)an amount in cash equal to 1.5 times Employee’s Average Annual Bonus, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;3
(v) an amount in cash equal to the product of (x) 12 and (y) the monthly COBRA rate in effect from time to time for Employee and Employee’s eligible dependents for coverage under the Company’s health plans, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;4
(vi)an amount in cash equal to the product of (x) 12 and (y) the monthly premium rate applicable upon conversion of Employee’s non-optional Company-group life insurance to individual coverage at the rate applicable to the converted policy assuming timely application to the insurance company for conversion and, if Employee has not timely applied for conversion, then at the group rate on the Date of Termination, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;5
(vii) an amount in cash equal to the matching contribution Employee would have received under the Company’s 401(k) plan as if Employee had been contributing the same percentage of Employee’s eligible compensation under such plans as in effect on the Date of Termination during the 12-month period following such Date of Termination. For purposes of this calculation, payments made pursuant to Section 2(a)(i) through 2(a)(iv) of this Agreement shall be deemed includable compensation under this plan to the same extent as if Employee had
2     Agreement for CEO/Executive Chair is 2x in lieu of 1.5x.
3     Agreement for CEO/Executive Chair is 2x in lieu of 1.5x.
4     Agreement for CEO/Executive Chair is 18 months in lieu of 12 months.
5     Agreement for CEO/Executive Chair is 24 months in lieu of 12 months.

remained an active employee of the Company and the payments were made for base salary and annual bonus during the period following the Date of Termination;6
(viii)$25,000 in lieu of the Company providing outplacement services, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;
(ix)an amount in cash equal to the value of all unused, earned and accrued vacation as of the Date of Termination; and
(x)all unvested equity or equity-based awards held by Employee under any Company equity compensation plans shall be governed by the terms of the applicable award agreement.
(b)Severance upon CIC Qualifying Termination. The Company agrees that if Employee’s employment is terminated by the Company without Cause or Employee resigns for Good Reason, and such termination or resignation occurs during the CIC Protection Period (a “CIC Qualifying Termination”), then, subject to Section 2(d) and other terms of this Agreement, Employee will be entitled to receive the following payments and benefits:
(i)an amount in cash equal to 2.0 times Employee’s Annual Base Salary7;
(ii)to the extent unpaid as of the Date of Termination, an amount in cash equal to the annual bonus earned by Employee for the calendar year prior to the calendar year in which the Date of Termination occurs, based on actual performance for such year, provided that any metric based upon individual performance (as opposed to Company performance) shall be based upon the higher of such Employee’s actual performance and target, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;
(iii)an amount in cash equal to a pro-rata portion of the annual bonus for the calendar year in which the Date of Termination occurs, determined by multiplying (x) the annual bonus amount based on actual performance for the year, provided that any metric based upon individual performance (as opposed to Company performance) shall be based upon the higher of such Employee’s actual performance and target, by (y) a fraction, using the number of days of the calendar year elapsed prior to the Date of Termination as the numerator and the number of days in such calendar year as the denominator, payable no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs;
(iv)an amount in cash equal to 2.0 times Employee’s Average Annual Bonus8;
(v) an amount in cash equal to the product of (x) 18 and (y) the monthly COBRA rate in effect from time to time for Employee and Employee’s eligible dependents for coverage under the Company’s health plans;
(vi)an amount in cash equal to the product of (x) 24 and (y) the monthly premium rate applicable upon conversion of Employee’s non-optional Company-group life insurance to individual coverage at the rate applicable to the converted policy assuming timely application to
6     Agreement for CEO/Executive Chair is 24 months in lieu of 12 months.
7     Agreement for CEO/Executive Chair is 3x and agreement for President is 2.5x (in lieu of 2x).
8     Agreement for CEO/Executive Chair is 3x and agreement for President is 2.5x (in lieu of 2x).

the insurance company for conversion and, if Employee has not timely applied for conversion, then at the group rate on the Date of Termination9;
(vii) an amount in cash equal to the matching contribution Employee would have received under the Company’s 401(k) plan as if Employee had been contributing the same percentage of Employee’s eligible compensation under such plans as in effect on the Date of Termination during the 24-month period following such Date of Termination. For purposes of this calculation, payments made pursuant to Section 2(b)(i) through 2(b)(iv) of this Agreement shall be deemed includable compensation under this plan to the same extent as if Employee had remained an active employee of the Company and the payments were made for base salary and annual bonus during the period following the Date of Termination10;
(viii) an amount in cash equal to the matching contribution Employee would have received under the Company’s nonqualified deferred compensation restoration plan as if Employee had been contributing the same percentage of Employee’s eligible compensation under such plan as in effect on the Date of Termination during the 18-month period following the Date of Termination. For purposes of this calculation, payments made pursuant to Section 2(b)(i) through 2(b)(iv) of this Agreement shall be deemed includable compensation under this plan to the same extent as if Employee had remained an active employee of the Company and the payments were made for base salary and annual bonus during the period following the Date of Termination;
(ix)$25,000 in lieu of the Company providing outplacement services, which amount shall be payable in a single lump sum within sixty (60) days following the Date of Termination;
(x)an amount in cash equal to the value of all unused, earned and accrued vacation as of the Date of Termination pursuant to the Company’s policies in effect immediately prior to the Change in Control and
(xi)all unvested equity or equity-based awards held by Employee under any Company equity compensation plans that were granted prior to the Change in Control shall become 100% vested as to any service or time-vesting component; provided that, (i) if the Date of Termination precedes the Change in Control, all such unvested awards shall remain outstanding and eligible to vest in accordance with this Section if a Change in Control occurs within three (3) months following the Date of Termination (and will automatically terminate upon expiration of such three (3) month period if no Change in Control occurs); and (ii) in no event will any such award remain outstanding beyond the final expiration date of the award. For the avoidance of doubt, any such awards that vest in whole or in part based upon the attainment of performance-vesting conditions shall be governed by the terms of the applicable award agreement.
Except as otherwise provided under this Section 2(b), and subject to Section 6(e), the amounts payable under this Section 2(b) will be paid in a single lump sum within sixty (60) days following the later of the Date of Termination and the date of the Change in Control; provided, that (i) if the sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A, shall be paid in the second calendar year and (ii) if the Date of Termination occurs during the three (3) month period prior to the date of the Change in Control, Employee shall be paid the Severance Award in accordance with
9     Agreement for CEO/Executive Chair is 36 months in lieu of 24 months.
10     Agreement for CEO/Executive Chair is 36 months in lieu of 24 months.

Section 2(a) and any amounts payable under this Section 2(b) that exceed what Employee received under Section 2(a) will be paid in a lump sum by the later of sixty (60) days after the Date of Termination and ten (10) days after the date of the Change in Control.
(c)Eligibility for Severance Award; Accrued Obligations. For the avoidance of doubt, (i) Employee shall not be eligible or entitled to any Severance Award if Employee resigns for any reason other than for Good Reason, except as provided with respect to unvested equity or equity-based awards held by Employee under any Company equity compensation plans as set forth in the applicable award agreement; and (ii) a CIC Qualifying Termination shall not be triggered by reason of Employee’s termination by the Company without Cause or resignation for Good Reason that occurs on or within two (2) years following the transaction whereby the Company acquired Arch Resources, Inc.; provided, however, that Employee shall be entitled to severance payments for such two (2) years under any Prior CIC Agreement in accordance with Section 6(i).
(d)Waiver and Release of Claims. Employee’s right to receive the payments and benefits in Section 2(a) or Section 2(b), as applicable, is subject to and conditioned upon Employee’s (i) timely execution of a waiver and release of claims, which shall be substantially in the form used by the Company on the Date of Termination, which releases the Company to the fullest extent permitted by law from all claims Employee may have against the Company on the Date of Termination except for claims related to (x) Employee’s right to, or the amount of, the Severance Award or other benefits to which Employee is entitled under this Agreement or any Equity Awards and (y) claims that cannot be released as a matter of law, including any applicable worker’s compensation or unemployment compensation; and (ii) such waiver and release of claims becoming effective and non-revocable within seven (7) days after its execution (if applicable).
(e)Other Benefits. Employee does not relinquish eligibility for any other benefits by virtue of the grant of the Severance Award except that any severance payment Employee is eligible to receive under this Agreement is a substitute for and not in addition to any severance benefits that may be available under any practice, plan or policy of the Company in effect at the time of Employee’s termination of employment, except as provided with respect to unvested equity or equity-based awards held by Employee under any Company equity compensation plans as set forth in the applicable award agreement (collectively the “Equity Awards”).
3.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Annual Base Salary” means the highest of Employee’s (i) annual base salary immediately prior to the Date of Termination, and (ii) highest annual base salary during the three calendar years preceding the calendar year in which the Date of Termination occurs.
(b)“Average Annual Bonus” means the highest of (i) the most recent annual bonus paid to Employee prior to the Date of Termination, (ii) the average annual bonus paid to Employee during the three full calendar years preceding the Date of Termination and (iii) Employee’s target annual bonus. If Employee has not been employed by the Company (including Arch Resources, Inc.) for three full calendar years prior to the Date of Termination, the Average Annual Bonus shall mean the higher of clause (i) and (iii).
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means (i) gross negligence in the performance of Employee’s duties which results in material financial harm to the Company; (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or any misdemeanor involving fraud, embezzlement or theft; (iii) Employee’s willful failure to substantially perform Employee’s duties and responsibilities with the Company, without the same being corrected by Employee within thirty (30) days of written notice by the Company which specifies such failure and any reasonably required corrective actions; (iii) Employee’s willful and material breach of the Restrictive Covenants; (iv) Employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, including the willful violation of a material provision of the Company’s code of conduct for executive and management employees. For purposes of this definition, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.
(e)“Change in Control” means, following the Effective Date, the earliest to occur of: (i) any one “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (z) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of common stock of the Company (“Shares”)), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 40% of the total fair market value or total voting power of the Shares and other stock of the Company; (ii) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the sale of all or substantially all of the Company’s assets (which shall be determined in the sole discretion of the Board). For the avoidance of doubt, references within this definition of “Change in Control” to the “Company” are solely to Core Natural Resources, Inc., such that a sale of a subsidiary of Core Natural Resources, Inc. shall not constitute a “Change in Control” under this Agreement unless otherwise determined in the sole discretion of the Board.
(f)“CIC Protection Period” means the period beginning on and including three (3) months prior to the date of a Change in Control and ending on and including the two-year anniversary of the date of a Change in Control.
(g)“Competitive Activity” means Employee’s participation, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if Employee is the Chief Legal Officer), in the management of any Competitive Operation. Competitive Activity will not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.
(h)“Competitive Operation” means the business operation of any enterprise if such operation engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and subsidiaries on the date of Employee’s termination of employment. A business operation will be considered a Competitive Operation if such business sells a competitive product or service that constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company’s sales of a similar product or service constitutes 15% of the total sales of the Company.
(i)“Confidential Information” means information relating to the Company’s, its divisions’ and subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research or product development, engineering records, computer systems and software, personnel records or legal records.
(j)“Date of Termination” means the effective date of Employee’s Non-CIC Qualifying Termination or CIC Qualifying Termination, as applicable.
(k)“Good Reason” means (i) an adverse change in Employee’s title with the Company, a material adverse change in Employee’s reporting structure, or the material diminution of Employee’s duties or responsibilities, including the assignment of any duties or responsibilities materially inconsistent with Employee’s position (but excluding any loss of any position with any subsidiary of the Company to which Employee is not separately compensated); (ii) a material reduction by the Company in Employee’s annual total compensation (including base salary, target bonus and target long-term incentive compensation value), other than a reduction of annual base salary by less than 10% or in connection with an across the board reduction of annual base salary for all, or substantially all, executive-level employees of the Company; (iii) a relocation of Employee’s primary work location without Employee’s written consent by more than 50 miles, except for required travel on the Company’s business; or (iv) any breach by the Company of any material provision of this Agreement or any other material written agreement between Employee and the Company. Notwithstanding the foregoing, Employee’s resignation of employment shall not be a resignation of employment for Good Reason unless (x) Employee gives notice to the Company of the condition giving rise to such resignation within 60 days of its initial existence; (y) the Company does not cure the condition giving rise to such resignation within the 30 day period beginning on the date it receives notice from Employee of such condition; and (z) such resignation occurs within 60 days following such cure period.
(l)“Solicitation Activity” means Employee’s solicitation for employment or hiring, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if Employee is the Chief Legal Officer), of any person employed by the Company on the date of Employee’s termination of employment.
4.Restrictive Covenants. In consideration of the grant of the Severance Award and other good and valuable consideration, Employee agrees to the following restrictive covenants:
(a)Non-Competition and Non-Solicitation. During the period beginning on the Effective Date and ending on the earlier of (i) the first anniversary of Employee’s termination of employment for any reason or (ii) the date on which a Change in Control occurs, Employee will not engage in any Competitive Activity. During the period beginning on the Effective Date and ending on the earlier of (i) the three month anniversary of Employee’s termination of employment for any reason or (ii) the date on which a Change in Control occurs, Employee will not engage in any Solicitation Activity.
(b)Confidentiality. Employee will at all times keep secret and confidential all Confidential Information that Employee acquires or has acquired in connection with or as a result of the performance of services for the Company unless (i) the Company otherwise consents or (ii) Employee is legally required to disclose such Confidential Information by a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or any previous agreement with the Company shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.

(c)Non-Disparagement. Employee will not knowingly make any statement, written or oral, that disparages the business or reputation of the Company or any of its subsidiaries or the officers or directors of any of them. The Company’s officers and directors will not knowingly make any statement, written or oral, that disparages the business or reputation of Employee.
5.The restrictive covenants set forth in this Section 4 (the “Restrictive Covenants”) shall supersede any other restrictive covenants set forth in any agreement between Employee and the Company or any of its subsidiaries.
6.Injunctive Relief. Employee acknowledges and agrees that the remedy of the Company at law for any breach of the covenants and agreements contained in Section 4 will be inadequate, and that the Company will be entitled to injunctive relief against any such breach or any threatened, imminent, probable or possible breach. Employee represents and agrees that such injunctive relief shall not prohibit Employee from earning a livelihood acceptable to Employee.
7.Other Terms and Conditions.
(a)Taxes and Other Benefits. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Except as otherwise expressly provided in Section 2(a) or Section 2(b), no payments made pursuant to this Agreement will be considered when determining Employee’s benefits under the Company’s other benefit plans (e.g., 401(k) plan, defined benefit pension plan, etc.).
(b)Legal Fees and Expenses. Any other provision of this Agreement notwithstanding, the Company shall pay all legal fees and expenses which Employee may incur as a result of the Company’s contesting of the validity, enforceability or Employee’s interpretation of, or determinations under, any part of this Agreement. The Company shall make payment of such reimbursement within thirty (30) days of Employee’s submission of reasonable documentation of such expenses; provided Employee timely submits such expenses, but in no event later than the last day of November of the calendar year following the calendar year in which the expenses are incurred. In the event Employee is not the prevailing party in any such contest, Employee must pay back any reimbursements made by the Company under this Section within thirty (30) days of final disposition of the contest.
(c)At-Will Employment. This Agreement does not modify or alter, in any way, the at-will nature of Employee’s employment with the Company, meaning that either Employee or the Company can terminate the employment relationship at any time, for any reason or for no reason, with or without Cause.
(d)Parachute Payments.
(i)Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the Severance Award, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (in the order provided in Section 6(d)(ii) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)The Total Payments shall be reduced in the following order: (A) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A; (B) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A; (C) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A; and (D) reduction of any payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A; provided, in the case of clauses (B), (C) and (D), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
(iii)All determinations regarding the application of this Section shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(iv)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section, Employee shall immediately return the excess amount to the Company.
(e)Section 409A. The parties hereto acknowledge and agree that this Agreement and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and shall be interpreted accordingly. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on Employee as a result of Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefit payable under this Agreement that is designated as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company (a “Separation from Service”) within the meaning of Section 409A, and except as provided below, any such compensation or benefits shall not be paid until the 60th day following Employee’s Separation from Service. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein. Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(f)Assumption of Agreement. To the extent this Agreement does not transfer automatically by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(g)Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the American Arbitration Association (or such other rules as may be agreed upon by Employee and the Company), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company shall not be restricted from seeking equitable relief, including injunctive relief as set forth in Section 5, in the appropriate forum. Any cost of arbitration will be paid by the Company. In the event of a good faith dispute over the existence of Good Reason or Cause, the Company shall continue to pay Employee the Severance Award, subject to the terms of this Agreement, pending the resolution of the dispute.
(h)Entire Agreement. Except with respect to the Restrictive Covenants or as provided in Section 6(i) below, Employee and the Company understand that this Agreement constitutes the entire agreement between them regarding the subject matters set forth herein and supersedes any previous oral or written communications, representations, understandings or agreements between them concerning the subject matter hereof, except for any applicable Prior CIC Agreement as set forth in Section 6(i). Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement regarding the subject matters set forth herein shall be valid and binding. Notwithstanding the foregoing, Employee and the Company acknowledge and agree that the terms of this Agreement are intended to be in addition to the vesting provisions of any equity or equity-based awards have been and may be granted to Employee under any equity compensation plans of the Company and award agreements related to such plans, and are not intended to diminish any vesting rights contained in such awards.
(i)Prior Change in Control Agreements. Notwithstanding anything in this Agreement to the contrary, this Agreement does not supersede any prior employment, severance or change in control letter or agreement between Employee and the Company or any of its affiliates (including Arch Resources, Inc.) (a “Prior CIC Agreement”) with respect to Employee’s termination of employment that occurs on or within two (2) years following the transaction whereby the Company acquired Arch Resources, Inc. (the “Prior CIC Protection Period”). If Employee is a party to a Prior CIC Agreement, this Agreement shall only become effective upon, and Employee shall not be entitled to any Severance Award under this Agreement until, the expiration of the Prior CIC Protection Period. Employee acknowledges and agrees that any Prior CIC Agreement shall terminate and have no further force or effect upon the expiration of the Prior CIC Protection Period and Employee will no longer be entitled to any payments or benefits under such Prior CIC Agreement upon expiration of the Prior CIC Protection Period, except with respect to those payments or benefits to which Employee is entitled under such Prior CIC Agreement due to a qualifying termination that occurred during the Prior CIC Protection Period.

(j)Miscellaneous. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and an authorized officer of the Company. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. If any article, section, subsection, or provision of this Agreement is adjudged by any court of law to be void or unenforceable, in whole or in part, such adjudication shall not be deemed to affect the validity of the remainder of the Agreement or the reminder of the article, section, subsection, or provision. Each article, section, subsection, and provision of this Agreement is declared to be separable from every other article, section, subsection, and provision and constitutes a separate and distinct covenant. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified mail (return receipt requested, postage prepaid) or email (i) if the Company, then to the attention of the Chief Legal Officer (“CLO”) of the Company (or the Company’s Chief Administrative Officer, in the event Employee is the CLO) at the Company’s principal executive offices, (ii) if to Employee, then to the most recent permanent address or email address for Employee in the Company’s personnel files or (iii) to such other address or email address as one party shall designate to the other in accordance with the provisions of this Section.
(k)Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company, its affiliates and their respective transferees, successors, or assigns. This Agreement, being personal in nature, cannot be assigned by Employee. This Agreement may be assigned by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, Employee and the Company have executed this Agreement effective as of the day and year first written above.
CORE NATURAL RESOURCES, INC.

By:
Name:
Title:
EMPLOYEE

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